Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2020 Results

NEWARK, NJ — December 5, 2019: IDT Corporation (NYSE: IDT) reported a loss per diluted share of $0.06 and Non-GAAP earnings per diluted share* of $0.10 on revenue of $340.2 million for the first quarter of FY 2020, the three months ended October 31, 2019.

1Q20 OPERATIONAL HIGHLIGHTS

(Results are for 1Q20 and are compared to 1Q19)

●	net2phone’s cloud-based Unified Communications as a Service (UCaaS) offering served 112,000 seats at October 31st compared to 68,000 a year earlier. Subscription revenue increased 87.0% to $5.9 million. The results include the acquisition of Versature, a Canadian UCaaS provider, during 1Q19;

●	National Retail Solutions (NRS) had deployed over 10,600 point-of-sale (POS) terminals with independent retailers nationwide by October 31st of which approximately 8,200 were active compared to 5,900 a year earlier. NRS revenue increased 93.4% to $2.4 million;

●	BOSS Revolution Money Transfer transactions increased to 1.1 million from 715,000 in the year ago quarter. Revenue increased 55.8% to $7.4 million with solid growth from both direct-to-consumer (DTC) and retail channels. DTC revenue increased 68.9% to $4.6 million.

REMARKS BY SHMUEL JONAS, CEO

“IDT delivered consistent results in the first quarter of our 2020 fiscal year highlighted by expansion of our higher-margin growth initiatives and our lower margin Mobile Top-Up services offset by decreases of our BOSS Revolution Calling and Carrier Service revenues in line with our expectations.

“In IDT’s growth initiatives, net2phone’s cloud-based UCaaS offering increased revenue 50% year-over-year, and 35% exclusive of our acquisition of Versature. National Retail Solutions turned in a strong quarter, increasing revenue by 93% year-over-year. NRS’ advertising, data analytics and credit card processing offerings drove the expansion as they began to gain traction in their respective markets. BOSS Revolution Money Transfer boosted revenue by 56% year-over-year to $7.4 million. DTC revenue increased 69% year-over-year to $4.6 million while retail channel revenue increased 38% to $2.8 million.

“In IDT’s Core operations, Mobile Top-Up revenue increased 18% year-over-year to $76.8 million boosted by expanded sales of bundled offerings.

“Expansion of our growth initiatives and Mobile Top-Up drove an increase in gross profit for the fourth consecutive quarter, while Adjusted EBITDA* climbed to $7.3 million from $7.1 million a year ago.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	1Q20	4Q19	1Q19	1Q20 - 1Q19 change (%/$)
Revenue	$340.2	$356.1	$362.3	(6.1)%
Direct cost of revenue	$279.5	$295.4	$304.7	(8.3)%
Revenue less direct cost of revenue	$60.8	$60.8	$57.6	+5.5%
Revenue less direct cost of revenue as a percentage of revenue	17.9%	17.1%	15.9%	+200 BP
SG&A expense	$53.5	$53.4	$50.6	+5.8%
Depreciation and amortization	$5.3	$5.8	$5.6	(5.3)%
Severance expense	$0.6	$0.9	-	$(0.6)
Other operating expense, net	$(2.8)	$(1.9)	$(1.3)	$(1.5)
(Loss) income from operations	$(1.4)	$(1.2)	0.2	$(1.6)
Adjusted EBITDA*	$7.3	$7.4	$7.1	+$0.2
Net (loss) income attributable to IDT	$(1.5)	$1.6	$(2.3)	+$0.8
Diluted (loss) earnings per share	$(0.06)	$0.06	$(0.10)	+$0.04
Non-GAAP net income (loss)*	$2.8	$4.1	$(0.5)	+$3.3
Non-GAAP earnings (loss) per share*	$0.10	$0.15	$(0.02)	+$0.12

*Throughout this release, Non-GAAP earnings (loss) per share, Adjusted EBITDA, and Non-GAAP net income (loss) for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Notes on Consolidated Results and Balance Sheet

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $2.2 million in 1Q20 from $2.3 million in 1Q19.

At October 31, 2019, IDT held $77.8 million in unrestricted cash, cash equivalents, debt securities and current equity investments. Current assets totaled $373.7 million and current liabilities totaled $396.4 million.

Net cash used in operating activities during 1Q20 was $5.0 million, including the impact of a $1.8 million increase in customer deposits at IDT’s Gibraltar-based bank, compared to net cash provided by operating activities of $8.2 million in the year ago quarter, including a $5.6 million increase in customer deposits at the bank. The year-over-year decrease in cash-flow from operations is mostly due to the timing of prepayments made to disbursement agents in the BOSS Revolution Money Transfer business.

Capital expenditures were $3.9 million and $4.5 million in 1Q20 and 1Q19, respectively.

RESULTS BY SEGMENT

(Results are for 1Q20 and are compared to 1Q19)

Telecom & Payment Services (TPS)

IDT’s TPS segment accounted for 96.3% and 97.1% of IDT’s consolidated revenue in 1Q20 and 1Q19, respectively. The segment includes Core and Growth verticals:

Core includes IDT’s three largest communications and payments offerings by revenue: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the U.S., Carrier Services, which provides international long-distance termination and outsourced traffic management solutions to telecoms worldwide, and Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging and data credits to mobile accounts internationally and domestically. Core also includes smaller communications and payments offerings, many in harvest mode.

Growth comprises National Retail Solutions, which operates a POS, terminal-based network for independent retailers, BOSS Revolution Money Transfer, an international money remittance service for customers in the U.S., and BOSS Revolution Mobile, a mobile virtual network operator.

net2phone

IDT’s net2phone segment accounted for 3.7% and 2.9% of IDT’s consolidated revenue in 1Q20 and 1Q19, respectively. The segment comprises two verticals:

net2phone-UCaaS, a unified cloud communications service for businesses in North and South America and certain other international markets.

net2phone-Platform Services provides telephony services to cable operators and other businesses by leveraging a common technology platform.

Revenue in 1Q20 and comparative periods for all verticals and for the most significant core offerings is provided in the following chart:

Revenue by Segment and Vertical (in millions)	1Q20	4Q19	1Q19	1Q20-1Q19 change
TPS
Core	$317.8	$334.4	$345.8	(8.1%)
BOSS Revolution Calling	$116.2	$124.5	$123.5	(5.9%)
Carrier Services	$113.5	$123.1	$142.2	(20.2%)
Mobile Top-Up	$76.8	$74.8	$65.3	+17.6%
Other	$11.2	$11.9	$14.8	(23.8%)
Growth	$9.8	$8.9	$6.0	+63.1%
Total TPS	$327.6	$343.3	$351.8	(6.9%)
net2phone
net2phone-UCaaS	$7.2	$7.0	$4.8	+50.3%
net2phone-Platform Services	$5.4	$5.9	$5.7	(4.5%)
Total net2phone	$12.6	$12.9	$10.5	+20.6%

Segment level financial results are summarized in the following chart:

Results by Segment	TPS			net2phone
(in millions)	1Q20	4Q19	1Q19	1Q20	4Q19	1Q19
Revenue	$327.6	$343.3	$351.8	$12.6	$12.9	$10.5
Direct cost of revenue	$276.5	$292.1	$301.7	$3.0	$3.2	$3.0
Revenue less direct cost of revenue	$51.2	$51.1	$50.2	$9.6	$9.6	$7.4
SG&A expense	$40.8	$41.7	$40.9	$10.4	$9.6	$7.4
Depreciation and amortization	$3.2	$4.2	$4.0	$2.1	$1.5	$1.5
Severance expense	$0.6	$0.9	-	-	-	-
Other operating expense, net	$(2.2)	$(2.6)	$(1.1)	$(0.4)	$(0.3)	-
Income (loss) from operations	$4.4	$1.7	$4.2	$(3.3)	($1.8)	($1.5)
Adjusted EBITDA	$10.3	$9.4	$9.3	$(0.8)	-	-

TPS Segment Takeaways:

●	BOSS Revolution Calling revenue decreased 5.9% to $116.2 million and Carrier Services revenue decreased 20.2% to $113.5 million, in line with expectations;

●	Mobile Top-Up revenue increased 17.6% to $76.8 million boosted by expanded sales of bundled offerings;

●	NRS revenue increased by 93.4% to $2.4 million led by increased sales of advertising capacity to digital-out-of-home advertisers, transaction data to data analytics and consumer package goods marketers, and credit card processing services to retailers operating NRS terminals. NRS increased the number of active terminals in its POS network at October 31, 2019 to 8,200 from 5,900 a year earlier;

●	BOSS Revolution Money Transfer revenue increased 55.8% to $7.4 million with solid growth from both DTC and retail channels.

net2phone Segment Takeaways:

●	net2phone-UCaaS revenue increased 50.3% to $7.2 million led by growth in South American markets. The year-over-year increases include the impact of the acquisition of Versature, a Canadian UCaaS provider, during 1Q19. Exclusive of the Versature acquisition, net2phone-UCaaS revenue increased 34.9%.

●	net2phone-UCaaS subscription revenue for its cloud communications offering - exclusive of equipment sales and SIP-trunking offerings - increased 87.0% to $5.9 million inclusive of the Versature acquisition;

●	net2phone’s cloud communications offering served 112,000 seats at October 31st, compared to 68,000 a year earlier, including seats served by Versature.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (http://ir.idt.net/) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from US) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through December 12, 2019. To access the replay, dial toll free 1-844-512-2921 (from US) or 1-412-317-6671 (international) and provide this replay number: 10137108. A replay will also be accessible via streaming audio at the IDT investor relations website (http://ir.idt.net/).

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its Boss Revolution®, net2phone® and National Retail Solutions® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2019	July 31, 2019
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$62,183	$80,168
Restricted cash and cash equivalents	190,218	177,031
Debt securities	9,894	2,534
Equity investments	5,710	5,688
Trade accounts receivable, net of allowance for doubtful accounts of $5,675 at October 31, 2019 and $5,444 at July 31, 2019	50,963	58,060
Prepaid expenses	27,809	20,276
Other current assets	26,964	24,704
Total current assets	373,741	368,461
Property, plant and equipment, net	32,874	34,355
Goodwill	11,214	11,209
Other intangibles, net	4,110	4,196
Equity investments	9,337	9,319
Operating lease right-of-use assets	11,597	—
Deferred income tax assets, net	4,110	4,589
Other assets	12,054	11,574
Total assets	$459,037	$443,703
Liabilities and equity
Current liabilities:
Trade accounts payable	$37,159	$37,077
Accrued expenses	121,058	127,834
Deferred revenue	40,739	42,479
Customer deposits	188,258	175,028
Other current liabilities	9,180	6,652
Total current liabilities	396,394	389,070
Operating lease liabilities	9,335	—
Other liabilities	977	1,076
Total liabilities	406,706	390,146
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2019 and July 31, 2019	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,835 and 25,803 shares issued and 24,927 and 24,895 shares outstanding at October 31, 2019 and July 31, 2019, respectively	258	258
Additional paid-in capital	274,953	273,313
Treasury stock, at cost, consisting of 1,698 shares of Class A common stock and 908 shares of Class B common stock at October 31, 2019 and July 31, 2019	(51,739)	(51,739)
Accumulated other comprehensive loss	(6,062)	(4,858)
Accumulated deficit	(162,276)	(160,763)
Total IDT Corporation stockholders’ equity	55,167	56,244

Noncontrolling interests	(2,836)	(2,687)
Total equity	52,331	53,557
Total liabilities and equity	$459,037	$443,703

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2019	2018
	(in thousands, except per share data)

Revenues	$340,245	$362,316
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	279,461	304,693
Selling, general and administrative (i)	53,480	50,552
Depreciation and amortization	5,295	5,594
Severance	626	—
Total costs and expenses	338,862	360,839
Other operating expense, net	(2,775)	(1,295)
(Loss) income from operations	(1,392)	182
Interest income, net	272	108
Other income (expense), net	234	(1,349)
Loss before income taxes	(886)	(1,059)
Provision for income taxes	(536)	(939)
Net loss	(1,422)	(1,998)
Net income attributable to noncontrolling interests	(91)	(301)
Net loss attributable to IDT Corporation	$(1,513)	$(2,299)

Basic and diluted loss per share attributable to IDT Corporation common stockholders	$(0.06)	$(0.10)

Weighted-average number of shares used in calculation of basic and diluted loss per share	26,279	23,831

(i) Stock-based compensation included in selling, general and administrative expenses	$1,364	$413

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2019	2018
	(in thousands)
Operating activities
Net loss	$(1,422)	$(1,998)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,295	5,594
Deferred income taxes	479	1,117
Provision for doubtful accounts receivable	549	447
Stock-based compensation	1,364	413
Other	(34)	46
Change in assets and liabilities:
Trade accounts receivable	7,975	97
Prepaid expenses, other current assets and other assets	(9,166)	(8,766)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(10,012)	6,919
Customer deposits at IDT Financial Services Limited, our Gibraltar-based bank	1,793	5,567
Deferred revenue	(1,798)	(1,206)
Net cash (used in) provided by operating activities	(4,977)	8,230
Investing activities
Capital expenditures	(3,851)	(4,463)
Payment for acquisition, net of cash acquired	—	(5,453)
Purchases of debt securities and equity investments	(8,195)	—
Proceeds from maturities and sales of debt securities and sales of equity investments	782	3,372
Net cash used in investing activities	(11,264)	(6,544)
Financing activities
Distributions to noncontrolling interests	(240)	(339)
Repayment of other liabilities	(19)	(599)
Proceeds from exercise of stock options	276	—
Repurchases of Class B common stock	—	(3,854)
Net cash provided by (used in) financing activities	17	(4,792)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	11,426	(4,590)
Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(4,798)	(7,696)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	257,199	203,197
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$252,401	$195,501

Reconciliation of Non-GAAP Financial Measures for the

First Quarter Fiscal 2020 and 2019

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 1Q20, 4Q19, and 1Q19, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income (loss) starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net.

IDT’s measure of non-GAAP earnings (loss) per share is calculated by dividing non-GAAP net income (loss) by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2020 and fiscal 2019 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. Other operating expense, net includes accruals for non-income related taxes related to one of IDT’s foreign entities, legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, and expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer. From time-to-time, IDT may incur costs related to non-routine tax and legal matters. However, these matters do not occur each quarter. IDT does not believe the gains or losses from these non-routine matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income (loss), net income (loss), and (c) for non-GAAP earnings (loss) per share, basic and diluted earnings (loss) per share.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended October 31, 2019 (1Q20)
Adjusted EBITDA	$7.3	$10.3	$(0.8)	$(2.2)
Subtract:
Depreciation and amortization	5.3	3.2	2.1	-
Severance expense	0.6	0.6	-	-
Other operating expense, net	2.8	2.2	0.4	0.3
(Loss) income from operations	(1.4)	$4.4	$(3.3)	$(2.5)
Interest income, net	0.3
Other income, net	0.2
Loss before income taxes	(0.9)
Provision for income taxes	(0.5)
Net loss	(1.4)
Net income attributable to noncontrolling interests	(0.1)
Net loss attributable to IDT Corporation	$(1.5)

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended July 31, 2019 (4Q19)
Adjusted EBITDA	$7.4	$9.4	$-	$(2.1)
Subtract (Add):
Depreciation and amortization	5.8	4.2	1.5	-
Severance expense	0.9	0.9	-	-
Other operating expense (gains), net	1.9	2.6	0.3	(1.0)
(Loss) income from operations	(1.2)	$1.7	$(1.8)	$(1.1)
Interest income, net	0.3
Other income, net	1.2
Income before income taxes	0.3
Benefit from income taxes	0.6
Net income	0.9
Net income attributable to noncontrolling interests	0.7
Net income attributable to IDT Corporation	$1.6

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended October 31, 2018 (1Q19)
Adjusted EBITDA	$7.1	$9.3	$-	$(2.3)
Subtract:
Depreciation and amortization	5.6	4.0	1.5	-
Other operating expense	1.3	1.1	-	0.2
Income (loss) from operations	0.2	$4.2	$(1.5)	$(2.5)
Interest income, net	0.1
Other expense, net	(1.3)
Loss before income taxes	(1.1)
Provision for income taxes	(0.9)
Net loss	(2.0)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(2.3)

IDT Corporation

Reconciliations of Net (Loss) Income to Non-GAAP Net Income (Loss) and Earnings (Loss) per share to

Non-GAAP Earnings (Loss) per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	1Q20	4Q19	1Q19

Net (loss) income	$(1.4)	$0.9	$(2.0)
Adjustments (add) subtract:
Stock-based compensation	(1.3)	(1.0)	(0.4)
Severance expense	(0.6)	(0.9)	-
Other operating expense, net	(2.8)	(1.9)	(1.3)
Total adjustments	(4.7)	(3.8)	(1.7)
Income tax effect of total adjustments	0.5	0.6	0.2
	4.2	3.2	1.5
Non-GAAP net income (loss)	$2.8	$4.1	$(0.5)

Earnings (loss) per share:
Basic	$(0.06)	$0.06	$(0.10)
Total adjustments	0.17	0.09	0.08
Non-GAAP - basic	$0.11	$0.15	$(0.02)

Weighted-average number of shares used in calculation of basic earnings (loss) per share	26.3	26.3	23.8

Diluted	$(0.06)	$0.06	$(0.10)
Total adjustments	0.16	0.09	0.08
Non-GAAP - diluted	$0.10	$0.15	$(0.02)

Weighted-average number of shares used in calculation of diluted earnings (loss) per share	26.5	26.3	23.8

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